Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nova LifeStyle, Inc. on Form S-3 of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 appearing in the Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2012.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk LLP
New York, NY
February 4, 2014